Filed Pursuant to Rule 433
Registration Nos. 333-196988
and 333-196988-02

Free Writing Prospectus dated February 19, 2015

CNH Equipment Trust 2015-A

Issuing Entity

CNH Capital Receivables LLC

Depositor

CNH Industrial Capital America LLC Sponsor and Originator	New Holland Credit Company, LLC Servicer

The depositor has prepared a prospectus supplement dated February   , 2015 (subject to completion, dated February 19, 2015) and prospectus dated February 19, 2015 which describes the notes to be issued by the issuing entity.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch	Moody’s
Class A-1	F1+sf	P-1 (sf)
Class A-2	AAAsf	Aaa (sf)
Class A-3	AAAsf	Aaa (sf)
Class A-4	AAAsf	Aaa (sf)
Class B	A+sf	A2 (sf)

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.  However, although the depositor expects the Class B notes to receive the ratings listed above, it is only a condition of issuance of the notes that the Class B notes receive a rating in the “A” category or its equivalent from each of Fitch and Moody’s.

Joint Bookrunners of the Class A Notes
BofA Merrill Lynch	RBS	SOCIETE GENERALE
Co-Managers of the Class A Notes
Citigroup
Credit Agricole Securities
Fifth Third Securities
Wells Fargo Securities
Joint Bookrunners of the Class B Notes
BofA Merrill Lynch	RBS	SOCIETE GENERALE

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS SUPPLEMENT AND A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR, THE ISSUING ENTITY, AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-294-1322.